Exhibit 99.1

Wynn Resorts to Sell the Real Estate of Encore Boston Harbor

to Realty Income for $1.70 billion Through a Sale-Leaseback Transaction

Las Vegas – February 15, 2022 - Wynn Resorts (NASDAQ: WYNN) (“we” or the “Company”) announced today that it has entered into a definitive agreement to sell all of the land and real estate assets of Encore Boston Harbor to Realty Income (NYSE: O) for $1.70 billion in cash, representing a 5.9% cap rate (the “transaction”). Wynn Resorts will continue to operate the property at the five-star standard for which the Company is renowned.

Simultaneous with the closing of the transaction, we will enter into a triple-net lease agreement for Encore Boston Harbor with Realty Income. The lease will have an initial total annual rent of $100.0 million and an initial term of 30 years, with one thirty-year tenant renewal option. Rent under the lease will escalate at 1.75% for the first ten years of the lease and the greater of 1.75% and the CPI increase during the prior year (capped at 2.50%) over the remainder of the lease term.

Wynn will retain its 13-acre developable land assemblage on the east side of Broadway in Everett, MA, on a portion of which, the Company plans to construct an expansion that is expected to include additional covered parking along with other non-gaming amenities. The Company has secured an option to sell the related land and real estate assets of such expansion to Realty Income for up to $20 million of additional rent, at a specified cap rate, for up to six years following the closing of the transaction.

The transaction is subject to customary closing conditions, including required regulatory approvals, and is expected to be completed during the fourth quarter of 2022.

“Encore Boston Harbor is the premier gaming resort on the East Coast and the valuation we achieved in this sale reflects the property’s quality,” said Craig Billings, CEO of Wynn Resorts. “Equally important, the bespoke structure and terms of the lease allow us to maintain a great deal of operating flexibility across economic cycles. The proceeds of the transaction also provide us with liquidity for several of our upcoming development projects and the potential to retire other debt.”

Kirkland & Ellis LLP and Latham & Watkins LLP acted as legal advisors to Wynn Resorts in connection with the transaction.

About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (wynnlasvegas.com), Encore Boston Harbor (encorebostonharbor.com), Wynn Macau (wynnmacau.com), and Wynn Palace, Cotai (wynnpalace.com).

Wynn and Encore Las Vegas features 4,748 spacious hotel rooms, suites and villas, 33 dining experiences and bars, two award-winning spas, three shopping esplanades, meeting and convention space, two nightclubs, a beach club, two theaters and a golf course. Nearly 70% of the resort’s peak demand is powered entirely by renewable energy. Encore Boston Harbor is a luxury resort with 671 hotel rooms, an ultra-premium spa, specialty shopping, 16 dining and lounge venues, state-of-the-art ballroom and meeting spaces, a six-acre public park and Harborwalk. Wynn Macau is a luxury resort located in the Macau Special Administrative Region of the People’s Republic of China with 1,010 spacious rooms and suites, 12 dining and bar experiences, convention space, a shopping esplanade, two opulent spas, a salon and a rotunda show. Wynn Palace is a luxury integrated resort on the Cotai Strip in Macau, with 1,706 exquisite rooms, suites and villas, 14 food and beverage outlets, meeting and convention space, an extensive shopping esplanade, SkyCabs that traverse an eight-acre Performance Lake, a lush spa and salon, and an extensive collection of rare art.

INVESTORS:

Vincent Zahn

702-770-7555

investorrelations@wynnresorts.com

MEDIA:

Michael Weaver, Chief Communications Officer

702-770-7777

michael.weaver@wynnlasvegas.com